Exhibit (d)(224)

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003 between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	Equity	07/21/05
Variable Insurance Products Fund IV	Consumer Staples Portfolio	Equity	03/15/07
Variable Insurance Products Fund IV	Materials Portfolio	Equity	03/15/07
Variable Insurance Products Fund IV	Telecommunications Portfolio	Equity	03/15/07

Agreed and Accepted
as of August 1, 2007

Fidelity International Investment Advisors (U.K.) Limited	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity International Investment Advisors
BY: /s/ Richard Wane	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	BY: /s/ Allan Pelvang
Name: Richard Wane	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Name: Allan Pelvang
Title: Director	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Title: Director